UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 8, 2005
FARO Technologies, Inc.
(Exact name of registrant as specified in its charter)
Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
125 Technology Park, Lake Mary, Florida		32746
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(407) 333-9911

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On December 8, 2005, FARO Technologies, Inc. (the "Company") accelerated the vesting for 107,600 shares with an exercise price of $19.38. On December 5, 2005, the Compensation Committee of the Board of Directors of the Company approved the acceleration of vesting for these stock options recently awarded to certain of its executive officers under the Company's 2004 Equity Incentive Plan, subject to them becoming “out-of-the-money” prior to December 31, 2005. The closing price on December 8, 2005 was $19.22 per share.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations, upon effectiveness of the application of FASB Statement No. 123R (Share-Based Payment) which the Company will adopt effective January 1, 2006. The pre-tax charge estimated by the Company to be avoided as a result of the acceleration amounts to approximately $1.0 million over the course of the original vesting periods. The estimated pre-tax charge avoided is $0.3 million in 2006, $0.3 million in 2007 and $0.3 million in 2008. The acceleration of vesting for these stock options is part of the transition to our new long-term incentive program as we will begin granting a combination of time and performance based options and restricted stock units in 2006 which will be reflected as compensation expense in our results of operations.

The Compensation Committee also required that as a condition of the acceleration, each executive officer agrees to refrain from selling common stock acquired upon the exercise of accelerated options until the date on which the exercise would have been permitted under the option's pre-acceleration vesting terms or, if earlier, their last day of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc.
(Registrant)

Date: December 12, 2005
/s/ Barbara Smith
Barbara Smith
CFO